Exhibit 99.1
CSB BANCORP, INC. REPORTS INCREASE IN 2007 FIRST QUARTER EARNINGS
First Quarter Highlights
•	Net Income of $815,000

•	Diluted earnings per share of $0.33

•	Return on average common equity of 9.37%

•	Return on average assets of 1.02%
Millersburg, Ohio — April 19, 2007 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced first quarter net income of $815 thousand, or $.33 per basic and diluted share, as compared to $774 thousand, or $.30 per basic and diluted share for the same period in 2006.
Annualized returns on average common equity and average assets for the quarter were 9.37% and 1.02%, respectively, compared with 8.89% and .99% for the first quarter of 2006.
“We continue to focus on cost control and enhancing the customer experience,” commented Eddie Steiner, President and CEO. “Operating efficiencies are noticeably improved from year ago levels and generating increased profit. We opened a new banking center during the quarter to better serve customers in the Orrville area and also expanded availability of electronic remote deposit services for businesses and other organizations.”
Mr. Steiner continued, “Our capital position remains very strong, and core earnings have been increasing with no significant credit quality issues. As a result of this performance, we increased the first quarter cash dividend to $.18 per share, up $.02 from the first quarter dividend declared in 2006.”
Revenue, defined as net interest income on a fully tax-equivalent basis plus non-interest income net of securities transactions, totaled $3.9 million for the first quarter of 2007, an increase of $37,000, or .9% over the same quarter in the prior year.
The Company’s net interest margin held steady for the quarter at 4.40%, the ninth consecutive quarter above 4%. Mr. Steiner noted, “The interest rate environment, with its flat-to-inverted yield curve, continues to exert pressure on margins, and we expect modestly lower net interest margins in the coming quarter. Our goal is to offset the expected margin contraction with continued loan growth as well as ongoing emphasis on non-interest income and control of operating expenses.”
Non-interest income during first quarter 2007 totaled $646 thousand, an increase of $75 thousand, or 13.3% over the same quarter in the prior year. Trust services income increased $77 thousand, while service charges related to deposit products declined by $40 thousand.
Non-interest expense totaled $2.6 million during the quarter, a reduction of $88 thousand, or 3.2%, from the same quarter in 2006. Salary and benefit expense declined $84 thousand versus the prior year quarter.
The Company’s efficiency ratio was 66.5% during first quarter 2007, comparing favorably to the prior year’s same quarter ratio of 69.1%. Commenting on the Company’s operating initiatives, Mr. Steiner noted, “We recognize that costs associated with startup of the Orrville Area banking center will likely limit efficiency gains for several quarters, but we remain committed to continued efficiency improvements.”
Federal income tax expense was $389 thousand for the quarter ended March 31, compared to $351 thousand for the same quarter in 2006. The higher tax expense was partially due to increased income, and partially attributable to an increase in effective tax rate from 31.2% to 32.3% on a same quarter basis. The increase in effective tax rate was primarily the result of bond maturities within the Company’s tax-free investment portfolio.
Total assets averaged $323 million during the quarter, an increase of $2.9 million, or .9% over the immediate prior quarter and $6.5 million, or 2.1%, above average asset balances for the same quarter in the prior year. Average loan balances of $233 million for the current quarter reflect an increase of $3.4 million, or 1.5%, above the immediate prior quarter average, and an increase of $16.8 million, or 7.6%, above first quarter 2006. Average securities balances declined $1.0 million, or 1.4% during the quarter and were $9.6 million lower than the average securities balances of the first quarter of 2006, as the Company has funded a portion of its loan growth over the past year with proceeds from maturing securities.
Average commercial loan balances increased $3.4 million, or 2.6% during the quarter, with average residential and home equity balances growing $1.0 million or 1.1%, and average consumer installment loan and credit card balances declining by $900 thousand, or 8.1%.
Nonperforming assets totaled $1.58 million at March 31, 2007, or .67% of period-end loans plus other real estate, compared with $1.51 million, or .65%, at December 31, 2006. Net charge-offs for the quarter totaled $30 thousand, or an annualized rate of .05% of average total loans.

The Company’s allowance for loan losses at March 31, 2007 was 1.13% of period end loans and the Company funded $78 thousand in loan loss provision during the first quarter. The ratio of allowance for loan losses to nonperforming loans remained unchanged from the prior quarter at 173%.
Average deposit balances increased $1.5 million to $253 million, up .6% from the prior quarter. Interest-bearing checking, money market and savings account average balances increased a combined $1.0 million, or 1.2% for the quarter, with average time deposits and non-interest bearing demand balances up $160 thousand and $100 thousand, respectively.
Shareholders’ equity totaled $34.9 million at March 31, 2007, with 2.46 million common shares outstanding at quarter-end. Tangible equity to assets totaled 10.8% at March 31, 2007.
About CSB Bancorp, Inc.
CSB is a $320 million financial holding company headquartered in Millersburg, Ohio. CSB provides a complete range of banking, trust and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with ten banking centers in Holmes, Tuscarawas and Wayne counties, and can be found on the web at csb1.com.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2007	2006	2006	2006	2006	2006	2005
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	12 months	12 months

Net interest income FTE (a)	$3,294	$3,354	$3,346	$3,327	$3,350	$13,377	$12,880
Provision for loan losses	78	80	75	115	32	302	283
Other income	646	614	676	732	571	2,592	2,581
Other expenses	2,619	2,596	2,704	2,908	2,708	10,915	10,803
FTE adjustment (a)	39	48	52	55	56	210	334
Net income	815	846	813	677	774	3,110	2,873
Diluted EPS	0.33	0.34	0.32	0.27	0.30	1.23	1.09

PERFORMANCE RATIOS
Return on average assets (ROA)	1.02%	1.05%	1.01%	0.85%	0.99%	0.97%	0.91%
Return on average common equity (ROE)	9.37%	9.65%	9.42%	7.83%	8.89%	8.95%	7.92%
Net interest margin FTE (a)	4.40%	4.40%	4.40%	4.42%	4.57%	4.45%	4.35%
Efficiency ratio	66.47%	65.42%	67.23%	71.64%	69.06%	68.35%	69.87%
Number of full-time equivalent employees	124	126	127	130	122

MARKET DATA
Book value/common share	$14.18	$14.03	$13.82	$13.41	$13.63
Period-end common share mkt value	17.57	19.00	19.00	20.40	20.90
Market as a % of book	123.94%	135.52%	137.48%	152.13%	153.34%
PE ratio	13.31	13.97	14.84	18.89	17.42	15.45	19.27
Cash dividends/common share	$0.18	$0.16	$0.16	$0.16	$0.16	$0.64	$0.56
Common stock dividend payout ratio	54.55%	47.06%	50.00%	59.26%	53.33%
Average basic common shares	2,487,087	2,499,356	2,505,785	2,531,456	2,572,089	2,526,914	2,638,697
Average diluted common shares	2,487,087	2,503,056	2,507,934	2,535,021	2,576,094	2,532,592	2,642,301
Period end common shares outstanding	2,462,931	2,499,181	2,499,476	2,519,734	2,567,405
Common shares repurchased	36,290	295	20,258	47,672	11,094	79,318	66,469
Common stock market capitalization	$43,274	$47,484	$47,490	$51,403	$53,659

ASSET QUALITY
Gross charge-offs	$47	$107	$23	$145	$35	$310	$576
Net charge-offs	30	10	5	118	7	140	412
Allowance for loan losses	2,655	2,607	2,537	2,467	2,471
Nonperforming assets (NPAs)	1,585	1,509	1,471	846	1,070
Net charge-off/average loans ratio	0.05%	0.02%	0.01%	0.21%	0.01%	0.06%	0.19%
Allowance for loan losses/period-end loans	1.13	1.12	1.10	1.08	1.12
NPAs/loans and other real estate	0.67	0.65	0.64	0.37	0.48
Allowance for loan losses/nonperforming loans	172.89	172.81	177.26	291.47	368.80

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.83%	10.72%	10.79%	10.53%	10.98%
Average equity to assets	10.91	10.86	10.70	10.79	11.15
Average equity to loans	15.11	15.13	14.97	15.35	16.30
Average loans to deposits	92.12	91.32	93.01	92.57	87.36

AVERAGE BALANCES
Assets	$323,327	$320,407	$320,477	$321,299	$316,806	$319,749	$316,612
Earning assets	303,899	302,226	301,395	301,956	297,178	300,707	296,405
Loans	233,434	230,004	229,042	225,939	216,609	225,445	220,655
Deposits	253,398	251,875	246,258	244,082	247,944	247,543	249,007
Shareholders’ equity	35,269	34,789	34,298	34,673	35,311	34,766	36,290

ENDING BALANCES
Assets	$322,358	$327,240	$320,227	$320,899	$318,777
Earning assets	305,129	307,682	302,362	300,751	300,254
Loans	235,818	232,432	229,832	228,111	221,365
Deposits	253,531	260,178	249,605	242,823	247,044
Shareholders’ equity	34,915	35,070	34,553	33,799	34,992

NOTES:
(a) — Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	March 31,
	2007	2006
ASSETS
Cash and cash equivalents
Cash and due from banks	$10,198,513	$10,267,739
Interest-earning deposits in other banks	26,170	47,167
Federal funds sold	0	0

Total cash and cash equivalents	10,224,683	10,314,906
Securities
Available-for-sale, at fair-value	66,134,517	75,856,687
Restricted stock, at cost	3,150,400	2,984,900

Total securities	69,284,917	78,841,587
Loans	235,817,903	221,123,243
Less allowance for loan losses	2,654,708	2,470,768

Net loans	233,163,195	218,652,475
Loans held for sale	0	242,212
Premises and equipment, net	7,439,311	7,587,163
Accrued interest receivable and other assets	2,246,015	3,138,328

TOTAL ASSETS	$322,358,121	$318,776,671

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Nontinterest-bearing	$40,572,661	$36,938,182
Interest-bearing	212,958,600	210,106,032

Total deposits	253,531,261	247,044,214

Short-term borrowings	24,687,770	15,307,224
Other borrowings	7,325,288	19,852,923
Accrued interest payable and other liabilities	1,898,576	1,580,626

Total liabilities	287,442,895	283,784,987

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,439,015	6,416,440
Retained earnings	16,619,212	15,115,371
Treasury stock at cost - 204,855 shares in 2007 and 100,381 shares in 2006	(4,348,094)	(2,322,410)
Accumulated other comprehensive loss	(468,574)	(891,384)

Total shareholders’ equity	34,915,226	34,991,684

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$322,358,121	$318,776,671

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter ended		Twelve months
	March 31,		December 31,
	2007	2006	2006	2005
Interest and dividend income:
Loans, including fees	$4,314,520	$3,822,504	$16,643,728	$14,343,888
Taxable securities	750,057	777,800	3,006,055	2,243,081
Nontaxable securities	68,511	101,823	382,479	624,911
Other	13,194	6,592	12,490	145,395

Total interest and dividend income	5,146,282	4,708,719	20,044,752	17,357,275
Interest expense:
Deposits	1,553,362	1,166,920	5,418,616	4,128,130
Other	337,628	247,525	1,458,675	683,566

Total interest expense	1,890,990	1,414,445	6,877,291	4,811,696

Net interest income	3,255,292	3,294,274	13,167,461	12,545,579
Provision for loan losses	78,005	32,000	301,667	282,664

Net interest income after provision for loan losses	3,177,287	3,262,274	12,865,794	12,262,915

Non-interest income
Service charges on deposits accounts	275,471	315,086	1,278,842	1,037,377
Trust services	169,638	92,242	540,299	484,468
Securities gains (losses)	0	0	(56,800)	247,047
Other	200,992	163,115	829,585	811,597

Total non-interest income	646,101	570,443	2,591,926	2,580,489
Non-interest expenses
Salaries and employee benefits	1,407,180	1,491,005	5,885,857	5,671,149
Occupancy expense	184,553	171,213	685,728	677,067
Equipment expense	115,918	136,136	498,517	524,112
Franchise tax expense	101,338	109,200	430,050	427,435
Professional and director fees	141,382	174,021	658,843	677,252
Other expenses	669,505	626,236	2,755,620	2,825,750

Total non-interest expenses	2,619,876	2,707,811	10,914,615	10,802,765

Income before income tax	1,203,512	1,124,906	4,543,105	4,040,639
Federal income tax provision	389,000	351,000	1,433,000	1,168,000

Net income	$814,512	$773,906	$3,110,105	$2,872,639

Net income per share
Basic	$0.33	$0.30	$1.23	$1.09

Diluted	$0.33	$0.30	$1.23	$1.09
Note: Certain prior year balances have been reclassified to conform to the current year presentation.